Exhibit 10.18

Execution Version

October 29, 2020

Cigall Kadoch, Ph.D.

By Email Delivery

Dear Dr. Kadoch:

Reference is made to that certain letter agreement dated October 1, 2015, by and between you and Foghorn Therapeutics Inc. (the “Company”), as amended by that certain fee increase letter dated January 22, 2019 (such agreement, as so amended, the “Consulting Agreement”). The purpose of this letter (this “Amendment”) is to amend certain terms of the Consulting Agreement, as described below.

A.    Term of Consulting Agreement

Section 6(a) of the Consulting Agreement is hereby amended and replaced in its entirety as follows:

The “Term” shall commence on the Effective Date and shall continue until January 1, 2022, unless earlier terminated in accordance with this Section 6. Notwithstanding the foregoing, from and after January 1, 2022, the Term shall be extended automatically for each successive one- (1) year period unless the Company provides you written notice no later than the immediately preceding December 1 of its intention not to renew the Term.

B.    Compensation

Section 8(b) of the Consulting Agreement is hereby amended and replaced in its entirety as follows:

Effective as of October 1, 2020, and continuing until the expiration or termination of this Agreement, the Company will pay you consulting fees, payable monthly in arrears, in a monthly amount as set forth below.

Month	Monthly Consulting Fee
October 2020	$18,750
November 2020	$16,000
December 2020	$16,000
January 2021	$14,000
February 2021	$14,000
March 2021	$12,000
April 2021	$12,000
May 2021 and thereafter	$9,580

C.    Confidentiality

Section 3(c) of the Consulting Agreement is hereby amended to include the following at the end of the Section:

Further, (i) nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity; and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state or local government official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding, provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

D.    Limits on Competition

Section 5(a)(i) is hereby deleted from the Consulting Agreement (with the defined term “Restricted Territory” surviving).

In order to protect the Company’s legitimate business interests, you agree, as a condition of the extension of the Term as provided herein and in exchange for the compensation and benefits provided hereunder, to which you are not otherwise entitled, to enter into the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”) attached as Exhibit A hereto. You must sign and return the Confidentiality Agreement in connection with the execution of this Amendment.

You acknowledge and agree that references to employment or termination of employment included in the Confidentiality Agreement will be deemed to refer, respectively, to your services to the Company, under the Consulting Agreement or otherwise, or the termination thereof.

Notwithstanding anything to the contrary in the Confidentiality Agreement, the restrictions set forth in Sections 8 (Non-Competition) and 9 (Non-Solicitation) of the Confidentiality Agreement will not apply to activities conducted on behalf of DFCI (as defined in the Consulting Agreement) or any other academic, hospital, governmental or not-for-profit institution or entity that employs you or for which you consult or otherwise provide services, now or in the future, including the Broad Institute, Harvard University, Stanford University and the Howard Hughes

Medical Institute (collectively, “Institutions”), or to any seminars, talks or other educational activities you may undertake in your capacity as an employee or consultant of an Institution, provided that you comply with the other terms of the Consulting Agreement and the Confidentiality Agreement.

E.    Miscellaneous

Except as expressly amended by this Amendment, the Consulting Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles of any jurisdiction. This Amendment may be executed in one or more counterparts (and may be delivered by email or other electronic means), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Please sign below to acknowledge your acceptance of the terms of this letter. Keep one copy for your files and return one executed copy to the Company.

Very truly yours, FOGHORN THERAPEUTICS INC.

By:	/s/ Adrian Gottschalk
Name:	Adrian Gottschalk
Title:	President and CEO

Accepted and agreed:

/s/ Cigall Kadoch
Cigall Kadoch

[Signature Page to Letter Agreement]

Exhibit A

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY

AND ASSIGNMENT OF INVENTIONS AGREEMENT

(attached)